Exhibit 99.1

NOTICE OF OPTIONAL REDEMPTION
To the Holders of All Outstanding
LENNAR CORPORATION
5.875% Senior Notes due 2024
CUSIP Nos. 526057CQ5, 526057CR3*
July 27, 2023
NOTICE IS HEREBY GIVEN that, pursuant to Section 3.1(b) of the Indenture dated as of February 20, 2018 among Lennar Corporation (the “Issuer”), a Delaware corporation, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), relating to the Issuer’s 5.875% Senior Notes due 2024 (the “Notes”), the Issuer will redeem all of the outstanding Notes on August 30, 2023 (the “Redemption Date”). In addition, Holders will receive accrued but unpaid interest to, but not including, the Redemption Date. Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Indenture.
The Redemption Price will be equal to the greater of: (a) 100% of their principal amount; and (b) the present value of the Remaining Payments on the Notes being redeemed on the Redemption Date, discounted to the Redemption Date, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%). The Issuer will also pay accrued and unpaid interest on the principal amount of the Notes to be redeemed up to, but not including, the Redemption Date. If the Notes were being redeemed on the date of this Notice (July 27, 2023), the Redemption Price would be 100% of the principal amount of the Notes.
The Notes must be presented and surrendered to the Trustee, acting in the capacity of Paying Agent (the “Paying Agent”), to collect the Redemption Price and any accrued interest. Interest on the Notes shall cease to accrue on and after the Redemption Date, and, unless the Issuer defaults in making the redemption payment, the only remaining right of the Holder with respect to Notes shall be to receive payment of the Redemption Price plus any accrued but unpaid interest upon presentation and surrender to the Paying Agent of the Notes.
The Notes must be presented and surrendered to the Paying Agent at the address below, or, for positions in the book-entry system, presented and surrendered in accordance with the applicable procedures of The Depositary Trust Company, to collect the Redemption Price plus any accrued but unpaid interest:

First Class/Registered/Certified:	Express Delivery Only:	By Hand Only:
The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
2001 Bryan Street, 10th Floor	2001 Bryan Street, 10th Floor	2001 Bryan Street, 10th Floor
Dallas, TX 75201	Dallas, TX 75201	Dallas, TX 75201
Attn: Transfer/Redemption Unit	Attn: Transfer/Redemption Unit	Attn: Transfer/Redemption Unit

The method chosen for delivery of the Notes is at the option and risk of the Holder. If delivery is by mail, use of registered or certified mail, properly insured, is suggested.
LENNAR CORPORATION
*Neither the Issuer nor the Trustee will be held responsible for the selection or use of the CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number listed in this Notice of Optional Redemption or printed on the Notes. It is included solely for the convenience of the Holders.